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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 2)(1)


                             High Street Corporation
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    429917107
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                                 (CUSIP Number)

                                December 31, 2001
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

Explanatory Note:

This Amendment No. 2 to Schedule 13g amends the Schedule 13g filed by the reporting person on March 26, 1999 with the Federal Deposit Insurance Corporation with respect to ownership of shares of High Street Banking Company. High Street Corporation is deemed registered under Section 12(g) of the Securities Exchange Act of 1934 pursuant to Rule 12g-3 thereunder as a result of a share exchange with High Street Banking Company effective October 31, 2001. Shares of common stock of High Street Banking Company were registered under
Section 12(g) of the Securities Exchange Act and pursuant to Section 12(i) of such act, High Street Banking Company filed its periodic reports with the Federal Deposit Insurance Corporation.

----------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however. See the Notes).



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                                       13G

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   1    NAME OF REPORTING PERSON IRS IDENTIFICATION NO. OF ABOVE PERSON
        (ENTITIES ONLY)
        Carl H. Ricker, Jr.
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   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                       (a)  [ ]        (b)  [ ]

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   3    FDIC USE ONLY
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   4    CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                    US
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 NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH...(ROWS 5-8)
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                5          SOLE VOTING POWER
                                                               279,416
        ------------------------------------------------------------------------
                6          SHARED VOTING POWER
                                                                     0
        ------------------------------------------------------------------------
                7          SOLE DISPOSITIVE POWER
                                                               279,416
        ------------------------------------------------------------------------
                8          SHARED DISPOSITIVE POWER
                                                                     0
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   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                        279,416 shares
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGRATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

                                                                    [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                15.98%
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  12    TYPE OF REPORTING PERSON

                                                                    IN
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Item 1.

         (a)      Name of Issuer: High Street Corporation

         (b)      Address of Issuer's Principal Executive Offices:

                  1310 Hendersonville Rd.
                  Asheville, NC 28803


Item 2.

         (a)      Name of Person Filing: Carl H. Ricker, Jr.

         (b)      Address of Principal Business office or, if none, Residence:

                  108 Pine Tree Dr.
                  Swannanoa, NC 28778

         (c)      Citizenship:  US

         (d)      Title of Class of Securities:  Common Stock

         (e)      CUSIP Number: 429917107


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not Applicable


Item 4.  Ownership

         (a) 279,416 shares (includes 2,995 shares subject to options that are currently exercisable)

         (b)      15.98%

         (c)(i)   279,416 shares

         (c)(ii)  0 shares

         (c)(iii) 279,416 shares

         (c)(iv)  0 shares



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Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable


Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      February 12, 2002
                                             -----------------------------------
                                                            Date

                                                    /s/ Carl H. Ricker, Jr.
                                             -----------------------------------
                                                          Signature

                                                      Carl H. Ricker, Jr.
                                             -----------------------------------
                                                            Name




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